Exhibit 10.21

SEPARATION AND RELEASE AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into this 14th day of October, 2021 (the “Effective Date”) by and between Michael B. Jebsen, a citizen and resident of North Carolina (hereinafter “Employee”), and Tenax Therapeutics, Inc., a Delaware corporation with its principal place of business in North Carolina (the “Company”). (Employee and the Company are sometimes referred to herein each as a “Party” and together as the “Parties.”)

WHEREAS, Employee has been employed by the Company as its President and Chief Financial Officer; and

WHEREAS, in connection with his employment with the Company, the Parties entered into a Second Amended and restated Employment Agreement dated November 13, 2013 (the “Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, upon the separation of his employment under certain circumstances, Employee would receive certain severance benefits conditioned upon Employee’s execution and non-revocation of an enforceable release of claims and his compliance with his ongoing obligations under Section 7 of the Employment Agreement; and

WHEREAS, Employee’s employment will end, effective as of October 29, 2021 (the “Separation Date”); and

WHEREAS, the Parties intend that this Agreement will set out the terms of Employee’s employment through the Separation Date and Employee’s severance benefits, and provide for the general release of the Company by Employee as contemplated by the Employment Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Separation of Employment and Transition. Until the Separation Date, Employee will continue to perform his regular duties in a competent and professional manner, support the retention and motivation levels of employees of the Company, and reasonably cooperate with the Company in transitioning Employee’s duties to other employees or consultants of the Company as directed by the Company’s Chief Executive Officer. Effective as of the Separation Date, Employee’s employment with the Company will end and Employee will no longer serve as President and Chief Financial Officer of the Company or in any officer position at any of the Company’s subsidiaries, and Employee will resign from all of his positions, if any, on the Boards of Directors of the Company and any of its subsidiaries. Employee will receive his final paycheck for work through the Separation Date on the Company’s next regular pay day following the Separation Date. Except as expressly provided herein, as required by applicable law, or as may be vested under the Company’s plans, policies and arrangements, after the Separation Date, Employee will be entitled to no further compensation or employee benefits from the Company as an employee of the Company.

2. Severance Benefits. If, on the later of the Separation Date and twenty-one (21) days after his receipt of this Agreement, Employee signs this Agreement, the Company will provide Employee with the following payments and benefits (collectively the “Severance Benefits”):

a. Severance Pay. In accordance with the terms of the Employment Agreement and in consideration of Employee’s execution of this Agreement, the Company will pay Employee an amount equal to twelve (12) months of his regular base salary, minus applicable federal, state and local payroll taxes, and other withholdings required by law, paid out in a lump sum no later than on the thirtieth (30th) day following the Separation Date (the “Severance Pay”);

b. Target Bonus. The Company will pay to Employee an amount equal to his Target Bonus for fiscal year 2021, multiplied by a fraction, the numerator of which is the number of days during which the Employee was employed by the Company in fiscal year 2021 and the denominator of which is 365 (less applicable withholdings), with such payment to be made in lump sum payment on the Severance Pay date; and

c. Benefits. If Employee properly and timely applies for continuation coverage under the Consolidated Budget Reconciliation Act or applicable state health insurance continuation law (“COBRA”), the Company will reimburse Employee for premium payments Employee makes under COBRA to continue Employee, and if applicable, Employee’s family’s, health insurance coverage under the Company’s group health insurance plan for twelve (12) months from the Separation Date. Reimbursements for COBRA premium payments shall begin on the Severance Payment Date and shall be made as soon as possible following the Employee’s submission to the Company of proof of timely payments, but not later than thirty (30) days after the Employee’s submission of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Employee and paid by the Company no later than fifteen (15) months following the termination of the Employee’s employment. Any obligation for the Company to make payments for COBRA coverage under this Agreement shall immediately cease when Employee becomes eligible for health insurance from a subsequent employer, and Employee shall promptly notify the Company of such subsequent eligibility. Nothing herein shall constitute a guarantee of COBRA benefits.

Employee acknowledges and agrees that Employee’s receipt of the Separation Benefits is contingent upon his execution of an additional release in a form acceptable to the Company as contained in Exhibit A of this Agreement, to be presented to Employee after the Separation Date.

3. Release of Claims. In accordance with the terms of the Employment Agreement and in exchange for the Company’s agreement to provide Employee with the Severance Benefits described above, by signing this Agreement, Employee releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, that Employee ever had or now has, including but not limited to any claims arising out of or related to his employment with the Company and the end thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Employee’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, restricted stock units, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Employee also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from: all claims under North Carolina laws prohibiting discrimination, harassment and retaliation and all similar state and local laws; all claims under laws governing the payment of wages or protection of workers seeking payment for work performed and any other federal, state or local statutory and/or common laws governing the payment of wages; and/or and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act (29 U.S.C.§ 621 et. seq.).

Employee hereby acknowledges that this release applies both to known and unknown claims that may exist between Employee and the Company and the Company Parties. Employee expressly waives and relinquishes all rights and benefits which he may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to claims known or suspected prior to the date he executes this Agreement and does so understanding and acknowledging the significance and consequences of such specific waiver. Provided, however, that nothing in this Agreement extinguishes any claims Employee may have against the Company for breach of this Agreement or any claims arising from events that occur following the Effective Date of this Agreement.

4. No Admissions. Employee understands, acknowledges and agrees that the release set out above in Section 3 is a final compromise of potential claims, and is not an admission by the Company that any such claims exist or that the Company or the Company Parties are liable for any such claims. Unless prohibited by applicable law or regulation, Employee further agrees not to hereafter, directly or indirectly, sue, assist in or be a voluntary party to any litigation against Company or any one or more of the Company Parties for any claims relating to events occurring prior to or simultaneously with the execution of this Agreement.

Notwithstanding the foregoing, nothing in this Agreement prohibits Employee from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Commission or a comparable state or federal fair employment practices agency; provided, however, that this Agreement fully and finally resolves all monetary matters between Employee and the Company and the Company Parties, and by signing this Agreement, Employee acknowledges that he is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on Employee’s behalf, individually or collectively.

5. Cooperation. By signing this Agreement, Employee promises and agrees, and for eighteen (18) months following the Separation Date, to the extent reasonably requested by the Company, to cooperate fully with the Company and its officers, directors, employees, agents and legal counsel in connection with any claim, complaint, charge, suit or action previously or hereafter asserted or filed by or against the Company or any of the Company Parties which relates to, arises out of or is connected directly or indirectly with (i) Employee’s employment with the Company, (ii) any other relationship or dealings between Employee and the Company or any of the Company Parties, or (iii) any other matter relating to the Company or any of the Company Parties. Employee’s cooperation with the Company shall continue throughout the pendency of any such claim, complaint, charge, suit or action; provided that the Company shall make reasonable efforts to minimize disruption of the Employee’s other activities. Further, Employee promises and agrees that, in the event he is subject to a valid and enforceable subpoena or court order which compels his testimony at a trial, hearing or deposition concerning his relationship with the Company or any other matter relating to the Company or any of the Company Parties, he will provide reasonable and prompt notice to the Company of this fact and cooperate fully with the Company prior to and during his testimony, to the maximum extent possible, consistent with his obligation to provide truthful testimony. Employee further agrees that, in the event he is named as a defendant in a legal proceeding resulting from, arising out of, or connected directly or indirectly with Employee’s employment with the Company, or any act, omission or conduct occurring during Employee’s employment with the Company, he will provide reasonable and prompt notice of this fact to the Company. The Company agrees to reimburse Employee for reasonable out-of-pocket expenses as reasonably required for such cooperation and consultation, and to the extent Employee is required to spend more than five hours of such matters, the Company shall compensate Employee at an hourly rate based on the Employee’s base salary on the Separation Date, and to the extent Employee is required to spend more than five hours of such matters, the Company shall compensate Employee at an hourly rate based on the Employee’s base salary on the Separation Date.

Notwithstanding the foregoing, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that he has made such reports or disclosures. The Company agrees that it will take no adverse action against Employee for truthful statements and testimony and that it will not seek to obtain any testimony or evidence that is not truthful and that it will not improperly seek to influence or modify any testimony of Employee.

6. Return of Property. On or before the Separation Date, Employee shall return all property of the Company in his possession, including, without limitation, any Company credit cards, Company-owned equipment, and all originals and any copies of all disks, tapes, files, correspondence, data, notes and other documents pertaining to the Company’s proprietary products, customers and business and confidential and proprietary information as described in Section 7 of the Employment Agreement. Such property shall be in the same condition as when provided to Employee, reasonable wear and tear excepted.

7. Confidentiality and Competitive Business Activities. Employee hereby acknowledges and agrees that his post-employment duties and obligations under Section 7 of the Employment Agreement will remain in full force and effect in accordance with such terms, and that a breach of Section 7 of the Employment Agreement will also constitute a breach of this present Agreement.

8. No Disparagement. Employee agrees that he will not falsely denigrate, defame, disparage or cast aspersions upon the Company, its management, products, services, business and manner of doing business, and that he will instruct members of his immediate family not to engage in any such activity.

9. SECTION 409A.

a. The Parties hereby acknowledge and agree that all benefits or payments provided by the Company to Employee pursuant to this Agreement are intended either to be exempt from Section 409A of the Code, or to be in compliance with Section 409A, and the Agreement shall be interpreted to the greatest extent possible to be so exempt or in compliance. If there is an ambiguity in the language of the Agreement, or if Section 409A guidance indicates that a change to the Agreement is required or desirable to achieve exemption or compliance with Section 409A, Company and Employee agree to attempt to renegotiate in good faith to clarify the ambiguity or make such change.

b. If any severance or other payments that are required by the Agreement are to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

c. If any severance compensation or other benefit provided to Employee pursuant to this Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such severance or other benefit shall made for six (6) months plus one (1) day after the “separation from service” (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the “separation from service” and the New Payment Date shall be paid to the Employee in a lump sum on the New Payment Date.

10. Relief and Enforcement. Employee understands and agrees that, in addition to any other remedies that the Company (or the Company Parties) has at law or in equity, upon any breach of this Agreement by Employee, the Company may immediately cease providing any or all of the Severance Benefits and/or seek recovery of Severance Benefits that have been paid to him pursuant to Section 2, above. Employee also understands and agrees that if he violates the terms of Sections 5, 6, 7 or 8 of this Agreement, Employee will cause injury to the Company and/or one or more of the Company Parties) that will be difficult to quantify or repair, so that the Company (and/or the Company Parties) will have no adequate remedy at law. Accordingly, Employee agree that if he violates Sections 5, 6, 7 or 8 of this Agreement, the Company (or the Company Parties) will be entitled as a matter of right to obtain an injunction from a court of law, restraining Employee from any further violation of this Agreement. The right to an injunction is in addition to any other remedies that the Company (or the Company Parties) has at law or in equity.

11. Assignment. This Agreement may not be assigned by Employee without the prior written consent of the Company. The Company shall have the right to assign this Agreement to its successors and assigns in connection with a change in control or business transaction requiring a general assignment, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns. The term “Company” shall include any of the Company’s subsidiaries, subdivisions or affiliates.

12. No Modifications; Governing Law; Venue; Entire Agreement. This Agreement cannot be changed or terminated orally, and no modification or waiver of any of the provisions of this Agreement is effective unless in writing and signed by all of the Parties hereto. The Parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina. The Parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by Company will be brought exclusively in any state or federal court in Wake County, North Carolina. Each Party (a) consents to the personal jurisdiction of said courts, (b) waives any venue or inconvenient forum defense to any proceeding maintained in such courts and (c) agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by Company in any other court.

This Agreement, and the surviving provisions of the Employment Agreement, set forth the entire and fully integrated understanding between the Parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

13. Voluntary Execution. By signing below, Employee acknowledges that he has read this Agreement, that he understands its contents and that he has relied upon or had the opportunity to seek the legal advice of his attorney, who is the attorney of his own choosing.

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties hereto acknowledges having read and understood the contents and effect of this Agreement and has executed this Agreement freely and with full authority duly given, all as of the Effective Date first above written.

THE COMPANY:

TENAX THERAPEUTICS, INC.

By:	/s/ Christopher T. Giordano
Name: Christopher T. Giordano
Title: Chief Executive Officer

EMPLOYEE:

/s/ Michael B. Jebsen		(SEAL)
Michael B. Jebsen

EXHIBIT A

RELEASE

This RELEASE (the “Final Release”) is hereby made and entered into this

__ day of October, 2021 by and between Tenax Therapeutics, Inc. (the “Company”) and Michael B. Jebsen (“Employee”).

WHEREAS, the Company and Employee entered into a Separation and Release Agreement on or about [Date], 2021 (the “Agreement”); and

WHEREAS, in connection with the Agreement, Employee agreed to execute this Final Release in exchange for certain consideration as set out therein; and

NOW, THEREFORE, in consideration of the promises and the mutual covenants set out in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee hereby agree that this Final Release will be an addendum to the Agreement and agree as follows:

1. Release of Claims. In exchange for the Company’s providing Employee with the Separation Benefits described in Section 2 of the Agreement, by signing this Final Release, Employee releases and forever discharges the Company, as well as its parent companies, affiliates, subsidiaries, divisions, officers, directors, stockholders, employees, agents, representatives, attorneys, lessors, lessees, licensors and licensees, and their respective successors, assigns, heirs, executors and administrators (collectively, the “Company Parties”), from any and all claims, demands, and causes of action of every kind and nature, whether known or unknown, direct or indirect, accrued, contingent or potential, that Employee ever had or now has, including but not limited to any claims arising out of or related to his employment with the Company and the end thereof (except where and to the extent that such a release is expressly prohibited or made void by law). The release includes, without limitation, Employee’s release of the Company and the Company Parties from any claims for lost wages or benefits, stock options, restricted stock, restricted stock units, compensatory damages, punitive damages, attorneys’ fees and costs, equitable relief or any other form of damages or relief. In addition, this release is meant to release the Company and the Company Parties from all common law claims, including claims in contract or tort, including, without limitation, claims for breach of contract, wrongful or constructive discharge, intentional or negligent infliction of emotional distress, misrepresentation, tortious interference with contract or prospective economic advantage, invasion of privacy, defamation, negligence or breach of any covenant of good faith and fair dealing. Employee also specifically and forever releases the Company and the Company Parties (except where and to the extent that such a release is expressly prohibited or made void by law) from: all claims under North Carolina laws prohibiting discrimination, harassment and retaliation and all similar state and local laws; all claims under laws governing the payment of wages or protection of workers seeking payment for work performed and any other federal, state or local statutory and/or common laws governing the payment of wages; and/or and all claims under federal law based on unlawful employment discrimination, harassment or retaliation, including, but not limited to, claims for violation of Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Genetic Information and Discrimination Act, and the Federal Age Discrimination In Employment Act.

Employee acknowledges that this release applies both to known and unknown claims that may exist between Employee and the Company and the Company Parties. Employee expressly waives and relinquishes all rights and benefits which Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Final Release to claims known or suspected prior to the date Employee executes this Final Release, and Employee does so understanding and acknowledging the significance and consequences of such specific waiver. In addition, Employee hereby expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Employee explicitly took that into account in giving this release.

Notwithstanding the foregoing, nothing in this Final Release prohibits Employee from filing a charge with, or participating in any investigation or proceeding conducted by, the U.S. Equal Employment Opportunity Company or a comparable state or federal fair employment practices agency; provided, however, that this Final Release fully and finally resolves all monetary matters between Employee and the Company and the Company Parties, and by signing this Final Release, Employee is waiving any right to monetary damages, attorneys’ fees and/or costs related to or arising from any such charge, complaint or lawsuit filed by Employee or on Employee’s behalf, individually or collectively. In addition, nothing in this Final Release extinguishes any claims Employee may have against the Company for breach of this Final Release or any claims arising from events that occur following the effective date of this Final Release.

2. No Modifications; Governing Law; Entire Agreement. This Agreement cannot be changed or terminated verbally, and no modification or waiver of any of the provisions of this Agreement will be effective unless it is in writing and signed by both parties. The parties agree that this Agreement is to be governed by and construed in accordance with the laws of the State of North Carolina, and that any suit, action or charge arising out of or relating to this Agreement will be adjudicated in the state or federal courts in Wake County, North Carolina. Together with the Agreement and the surviving provisions of the Employment Agreement (as that term is defined in the Agreement), this Final Release sets forth the entire and fully integrated understanding between the parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

3. Miscellaneous.

(a) Should any portion, term or provision of this Final Release be declared or determined by any court to be illegal, invalid or unenforceable, the validity of the remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Final Release.

(b) The parties agree that the failure of a party at any time to require performance of any provision of this Final Release shall not affect, diminish, obviate or void in any way the party’s full right or ability to require performance of the same or any other provision of this Final Release at any time thereafter.

(c) This Final Release shall inure to the benefit of and shall be binding upon Employee, his heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

(d) The headings of the paragraphs of this Final Release are for convenience only and are not binding on any interpretation of this Final Release. This Final Release may be executed in counterparts.

(e) Counterparts may be transmitted and/or signed by facsimile or electronic mail. The effectiveness of any such documents and signatures shall have the same force and effect as manually signed originals and shall be binding on the parties to the same extent as a manually signed original thereof.

(f) This Agreement, and the surviving provisions of the Employment Agreement, set forth the entire and fully integrated understanding between the Parties, and there are no representations, warranties, covenants or understandings, oral or otherwise, that are not expressly set out therein.

[Signatures follow on next page.]

TENAX THERAPEUTICS, INC.

By:
Name:
Title:

DATE:

(SEAL)
Michael B. Jebsen

DATE: